UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Cameron International Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sheldon R. Erikson Chairman of the Board and Chief Executive Officer

To the Stockholders of  Cameron International Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Cameron International Corporation to be held on Wednesday, May 9, 2007, at the Company’s corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, commencing at 10:00 a.m.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement, which are included on the following pages of this booklet.

We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, the Board of Directors of our Company is soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please vote your shares by Internet, telephone or mail as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in the accompanying Proxy Statement.

Thank you for your continued support and interest in Cameron.

Very truly yours,

Sheldon R. Erikson

CAMERON INTERNATIONAL CORPORATION 1333 West Loop South, Suite 1700 Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m. on May 9, 2007
Place	1333 West Loop South, Suite 1700, Houston, Texas
Items of Business	1. Elect two members to Class III of the Board of Directors.
2. Ratify the appointment of independent registered public accountants for 2007.
3. Vote on such other matters as may properly come before the Meeting or any adjournment thereof.
Record Date	March 12, 2007
Annual Report	The Annual Report for the year ended December 31, 2006, which is not a part of the proxy solicitation material, has been mailed along with this Notice and accompanying Proxy Statement.
Proxy Voting	Stockholders of record may appoint proxies and vote their shares in one of three ways:
• using the Internet pursuant to the instructions on the enclosed proxy card,
• calling the toll-free number on the enclosed proxy card, or
• signing, dating and mailing the enclosed proxy card in the envelope provided.

Stockholders whose shares are held by a bank, broker or other agent may appoint proxies and vote as provided by that bank, broker or other agent. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary
March 19, 2007

CAMERON INTERNATIONAL CORPORATION

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2007

This Proxy Statement and the accompanying proxy/voting instruction card (“proxy card”) are being furnished to stockholders of record of Cameron International Corporation (“the Company”) by the Company’s Board of Directors (“Board”) in connection with its solicitation of proxies to be used at the 2007 Annual Meeting of Stockholders, scheduled to be held on May 9, 2007, or any postponements or adjournments thereof (“Annual Meeting” or “Meeting”). This Proxy Statement and the accompanying proxy card contain information related to the Annual Meeting and was mailed to stockholders beginning March 22, 2007.

GENERAL INFORMATION FOR STOCKHOLDERS

Why am I receiving these materials?

This Proxy Statement has been sent to you, along with the accompanying proxy card, because the Board of Directors is soliciting your proxy to vote your shares at the Company’s upcoming Annual Meeting.

What is the purpose of the Annual Meeting?

At the Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, namely:

1.                Election of two directors to the Board,

2.                Ratification of the appointment of independent registered public accountants for 2007, and

3.                Any other business that may properly come before the Meeting, though the election of directors and ratification of the appointment of independent registered public accountants are the only scheduled items for which required notice has been given.

Who is entitled to vote at the Meeting?

Owners of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company at the close of business on March 12, 2007, the Record Date, are entitled to vote and participate in the Annual Meeting.

Participants in the Company’s Retirement Savings Plan and the Company-sponsored Individual Account Retirement Plans (collectively, “Retirement Plans”) may give voting instructions with respect to the Common Stock credited to their accounts in the Retirement Plans to the trustees of the Retirement Plans who have the actual voting power over the Common Stock in the Retirement Plans.

What are the voting rights of holders of Common Stock?

Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Meeting.

How does the Board recommend shares be voted?

Please see the information included in this Proxy Statement relating to the proposals to be voted on. The Board recommends that you vote:

1.                “FOR” each of the director nominees, and

2.                “FOR” the ratification of the appointment of the Company’s independent registered public accountants.

What happens if additional matters are presented at the Meeting?

Other than the election of directors and the ratification of the appointment of independent registered public accountants for 2007, there are no scheduled items. If another proposal is properly presented for consideration at the Meeting, the persons named in the proxy card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

How can shares be voted?

Shares of Common Stock can be voted in person at the Meeting or can be voted by proxy, and voting instructions can be given to the Retirement Plans’ trustees in one of three ways, the instructions for which are on the proxy card:

•       by Internet

•       by telephone

•       by signing, dating and returning a proxy card.

How will votes be counted?

Votes will be counted as directed, except when a signed proxy card is returned with no choice indicated, the shares will be voted either as recommended by the Board; or, if the shares are held in one of the Retirement Plans, they will be voted in the same proportion as the other shares in the Retirement Plans have been voted.

What is an abstention and broker non-vote?

If you do not desire to vote on any proposal, you may abstain from voting by marking the appropriate space on the proxy card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for both the purpose of establishing a quorum and the purpose of determining the number of votes needed for approval of any proposal before the Meeting other than the election of directors. The effect of an abstention is discussed further in the next question and answer.

A “broker non-vote” occurs when you hold your shares in “street name” through a bank, broker or other agent and do not give instructions to your agent on how you want your shares voted, and the agent either exercises its discretionary authority under the rules of the New York Stock Exchange (“NYSE”) to vote on one or more, but not all, of the proposals or the agent has no discretion under these rules to vote on the proposal. When an agent does not vote on any particular proposal for whatever reason, a “broker non-vote” occurs with respect to that proposal. Therefore, if you do not give your broker, bank or other agent specific instructions, your shares may not be voted on such proposals and will not be counted in determining the number of shares necessary for approval of these matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether a quorum is present.

What vote is required for approval and what is the effect of abstentions and broker non-votes?

Provided a quorum is present, directors are elected by a plurality of the votes cast. Therefore, the two nominees for director receiving the highest number of votes cast will be elected. Abstentions, “broker non-votes” and shares not voted will have no effect on the election of directors.

The other proposal to be voted on will be decided by a majority of the votes cast on that proposal. Abstentions will have the effect of a negative vote. Shares represented by “broker non-votes” are not entitled to vote on that proposal and will therefore not be counted in determining the number of shares necessary for approval and will, as a result, have no effect.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting the Meeting to conduct its business. As of the Record Date, 112,698,622 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of Common Stock representing at least 56,349,312 votes will be required to establish a quorum.

What shares will be considered “present” at the Meeting?

The shares voted at the Meeting and shares for which properly signed proxy cards have been returned or which were properly voted by Internet or telephone will be counted as “present” for purposes of establishing a quorum. Proxies received but marked as abstentions and those containing “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting.

How can a proxy be revoked?

A proxy can be revoked at any time prior to a vote at the Meeting by:

•       notifying the Secretary of the Company in writing, or

•       signing and returning a later-dated proxy.

Who will count the votes?

The Company has hired a third party, Computershare Trust Company, N.A., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Where can I find the results of the voting?

The voting results will be announced at the Meeting and will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007, unless they are filed earlier on a Form 8-K.

How can I communicate with the Board of Directors?

You can communicate with our Board of Directors or any individual director by sending a letter addressed to the Board or the director, c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas  77027.

How can I find the Company’s governance documents, such as the Corporate Governance Principles, the Board Committee Charters,  the Codes of Ethics for Directors and for Senior Financial Officers, and the Standards of Conduct for employees?

All these documents can be found in the “Ethics & Governance” section of our website: www.c-a-m.com. Please note that documents and information on our website are not incorporated herein by reference. These documents are also available in print by writing to the Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, TX  77027.

When and where will a list of stockholders be available?

A list of stockholders of record will be available for examination at the Company’s office during ordinary business hours for a period of ten days prior to the Meeting.

PROPOSALS

Election of Directors — Proposal Number 1 on the Proxy Card

The Company’s Certificate of Incorporation provides for a Board of Directors of between five and fifteen members divided into three classes. The current number of authorized directors is eight, but that number has been reduced to seven effective as of the Meeting. The term of each class of directors is normally three years, and the term of one class expires each year in rotation, so that approximately one-third of the Board is elected each year. The term of the Class III directors expires at this year’s Meeting, at which the stockholders will elect new Class III directors. The current Class III directors are Lamar Norsworthy and Michael E. Patrick.

Nominees

The Nominating and Governance Committee has recommended, and the Board has nominated, Mr. Patrick and Mr. Bruce W. Wilkinson for re-election as Class III directors for a three-year term expiring at the Annual Meeting of Stockholders in 2010, or when their successors are elected and qualified. The Committee did not nominate Mr. Norsworthy because of serious illness. The Board reclassified Mr. Wilkinson from a Class I to a Class III director in order to allow for the election of approximately one-third of the Board at this Meeting.

If either of the director nominees is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that either of the nominees will be unwilling or unable to serve if elected as a director.

The Board recommends that stockholders vote “FOR” the election of each of the nominees.

Ratification of the Appointment of Independent Registered Public Accountants for 2007 — Proposal Number 2 on the Proxy Card

Ernst & Young LLP has served as the Company’s independent registered public accountants since 1995. The Audit Committee has appointed Ernst & Young LLP as independent registered public accountants for the Company for fiscal year 2007, subject to the ratification of such appointment by the stockholders.

A vote will be taken on a proposal to ratify this appointment at the Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

It is expected that representatives of Ernst & Young LLP will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. These representatives will have the opportunity to make a statement if they desire.

The fees billed by Ernst & Young LLP for services rendered for 2006 and 2005 are set out on page 39 of this Proxy Statement.

The Board recommends that stockholders vote “FOR” the ratification of this appointment.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Governance

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect a board and vote on extraordinary matters; a board is the company’s governing body, responsible for hiring, overseeing, compensating and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. The business and affairs of the Company are governed in accordance with the provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws. The Board has adopted written Corporate Governance Principles and a Code of Ethics for Directors, which further guide its actions. These Principles and the Code are available for review on our website at www.c-a-m.com in the “Ethics & Governance” section. Documents and information on our website are not incorporated herein by reference   These documents are also available in print by writing to the Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, TX  77027.

The directors monitor the Company’s business and affairs through Board and Board Committee meetings, background and informational presentation materials provided to them on a regular basis, and meetings with officers and employees of the Company.

The non-management directors meet in executive session at each Board and Board Committee meeting. The executive sessions of the Board are led by David Ross III, who has been selected by the Board as Presiding Director for this purpose, and those of the Committees are led by their Chair.

The Board has adopted a formal Standards of Conduct to guide the actions of employees and a Code of Ethics for Senior Financial Officers to promote honest and ethical conduct, proper disclosure of financial information and compliance with laws, rules and regulations. The Standards and Code are available for review and can be accessed in the same manner as the Principles and Code for Directors described above.

Director Independence

The Board believes that it should be composed entirely of independent directors, as defined under standards adopted by the NYSE, with the exception of the Chief Executive Officer, who serves as Chairman of the Board as well. The Board makes an annual determination as to the independence of each of the directors, other than the Chairman and Chief Executive Officer. Under the NYSE rules, no director can qualify as independent if, among other things, the director or any immediate family member is a present or former employee of the Company or its independent registered public accountant or has been part of an interlocking directorate. Additionally, no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company that might interfere with the exercise of his or her independence from management and the Company. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management has an interest on the other. As a result of this review, and based on the NYSE standards of independence, the Board affirmatively determined that Nathan M. Avery, C. Baker Cunningham, Peter J. Fluor, Lamar Norsworthy, Michael E. Patrick, David Ross III and Bruce W. Wilkinson are independent from the Company and its management. In addition, the Board affirmatively determined that each of the members of the Audit Committee, Messrs. Patrick, Ross and Wilkinson, are independent under the additional standards for audit committee membership under rules of the Securities and Exchange Commission (“SEC”). The remaining director, Sheldon R. Erikson, is an employee and Chairman and Chief Executive Officer of the Company.

In connection with its determination as to the independence of directors, the Board considered ordinary course transactions between the Company and other companies for which Messrs. Patrick and Ross serve as directors. The Board also considered that Mr. Wilkinson is Chairman and Chief Executive Officer of McDermott International, Inc. (“McDermott”) and that during 2006 McDermott made payments for products purchased from the Company of approximately $8.6 million. This represents less than 1/4 of 1% (0.23%) of the Company’s consolidated gross revenues for 2006, and approximately 1/5 of 1% (0.21%) of McDermott’s. For this reason and the fact that Mr. Wilkinson had no involvement in negotiating the terms of the purchases nor interest in the transactions, these purchases were not submitted to our Nominating and Governance Committee for review under our Policy On Related Person Transactions described below. Additionally, the Board considered that McDermott may order additional product in the future from the Company. The Board has concluded that these transactions and relationships do not adversely affect Mr. Wilkinson’s ability and willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence. The Board took note of the fact that these transactions have been on standard terms and conditions and that McDermott has not been afforded any special benefits and will not be afforded any special benefits from the Company in the future.

Policy On Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the Company’s General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Nominating and Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the

Nominating and Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•       the approximate dollar value of the amount involved in the related person transaction;

•       the related person’s involvement in the negotiation of the terms and conditions, to include price, of the Related Person transaction;

•       the related person’s interest in the related person transaction;

•       the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•       whether the transaction was undertaken in the ordinary course of our business;

•       whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•       the purpose of, and the potential benefits to us of, the transaction; and

•       any other information regarding the related person transaction or the related person in the context of the proposed transaction that the Committee determines to be relevant to its decision to either approve or disapprove the transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•       interests arising solely from the related person’s position as a director of another corporation or organization that is a party to the transaction;

•       interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company’s annual consolidated gross revenues; and

•       a transaction that is specifically contemplated by provisions of the Company’s charter or bylaws such as a contract of indemnity.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Board Responsibilities and Structure

The primary responsibility of the Board is to provide oversight, counseling and direction to the Company’s management from the perspective of the long-term interests of the Company and its stockholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving the Company’s major financial objectives and strategic and operating plans and actions; (d) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures and compliance with laws and ethics. The Board has instructed the Chief Executive Officer, working with the Company’s other executive officers, to manage the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board has delegated various responsibilities and authority to the Board Committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all of the Company’s employees outside of Board meetings. Board members periodically visit different Company sites and events worldwide and meet with local management at those sites and events.

Board Committees and Charters

The Board currently has, and appoints the members of, three permanent Committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these Committees operates pursuant to a written charter which can be found in the “Ethics and Governance” section of our website: www.c-a-m.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print by writing to the Corporate Secretary, 1333 W. Loop S., Suite 1700, Houston, TX  77027. Each of these Committees is composed entirely of independent directors. Membership of the Committees is as follows:

AUDIT	COMPENSATION	NOMINATING & GOVERNANCE
Michael E. Patrick, Chair	Peter J. Fluor, Chair	David Ross III, Chair
David Ross III	Nathan M. Avery	C. Baker Cunningham
Bruce W. Wilkinson	C. Baker Cunningham	Bruce W. Wilkinson

The Nominating and Governance Committee is responsible for developing, reviewing and monitoring compliance with the Company’s policies and practices relating to corporate governance, including the Company’s Corporate Governance Principles, and for monitoring compliance with corporate governance rules and regulations, including the Company’s Policy On Related Person Transactions, and serves as the Company’s nominating committee. The Nominating and Governance Committee, along with the Compensation Committee, is responsible for succession planning for the Chief Executive Officer and the Chairman of the Board. The Nominating and Governance Committee is responsible for reviewing and recommending to the Board nominees for directors, recommending committee assignments and conducting an annual review of Board effectiveness and the performance of the Chief Executive Officer.

The Audit Committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function, reviews the Company’s internal accounting controls and oversees the Company’s compliance policies and programs. The Audit Committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Board of Directors has determined that Mr. Michael E. Patrick, Chairman of the Audit Committee, and Messrs. David Ross III and Bruce W. Wilkinson, all of the members of the Audit Committee, are “audit committee financial experts” and “independent” as defined under applicable SEC and NYSE rules. The Report of the Audit Committee appears on pages 37-38 of this Proxy Statement.

The Compensation Committee is responsible for developing our non-employee director compensation program and presenting it to our Board for approval. It is responsible for the compensation plans and decisions for all executive officers other than the Chief Executive Officer with respect to whom the Committee confers with the Board before making its compensation decisions. It oversees the compensation program for non-executive employees and supervises and administers the compensation and benefits policies and plans of the Company. The Compensation Committee also oversees executive development and succession planning, except, as noted above, it shares the responsibility for succession planning for the Chief Executive Officer and the Chairman of the Board with the Nominating and Governance Committee. A description of the Committee’s role in determining executive compensation is contained in “Executive Compensation — Compensation Discussion and Analysis” which appears on pages 14-36 of this Proxy Statement. A description of the Committee’s role in determining non-employee director compensation is contained in “Corporate Governance and Board of Directors Matters — Director Compensation” which appears below.

Meeting Attendance

During 2006, the Board held seven meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held three meetings. Attendance for all such meetings was 100 percent except for Mr. Norsworthy. Mr. Norsworthy became seriously ill in October 2006 and as a result was unable to attend two Board meetings and one meeting of the Audit Committee, on which he served until his illness. Mr. Norsworthy’s attendance for the year was 75 percent, but prior to his illness was 92 percent.

Each director is expected to make a reasonable effort to attend all meetings of the Board, all meetings of the Committees of which such director is a member and the Company’s annual meeting of stockholders. All of the directors attended the Company’s 2006 annual meeting of stockholders. Each director is also expected to have reviewed materials supplied in advance of such meetings.

Director Compensation

The compensation program for our non-employee directors was developed by the Compensation Committee based on the recommendations of, and the competitive market analysis prepared by, its outside compensation consultant, Frederic W. Cook & Co., Inc. It was recommended by the Committee and approved by the full Board.

The following sets out the components of the compensation program for our non-employee directors. Employee directors receive no additional compensation for serving on our Board of Directors.

COMPENSATION	AMOUNT/NUMBER
Grant Upon Initial Election	6,000 deferred stock units
Annual Board Retainer	$50,000
Annual Equity Grant	4,000 deferred stock units
Annual Committee Chair Retainer	$15,000 (Audit Committee) $10,000 (Other Committees)
Board/Committee Meeting Fee	$2,500
Telephonic Meeting Fee	$1,000

One quarter of the annual amount of the deferred stock units are earned and vest at the end of each quarter of service as a director. Vested deferred stock units are payable in Company Common Stock at the end of a three-year deferral period or the end of additional deferral periods if so elected by the director, or at the end of Board tenure, whichever is first to occur. Directors may elect to defer their Board and Committee Chair retainers under our Deferred Compensation Plan for Non-Employee Directors. Deferral can be made for such periods of time as may be selected by the director and can be made into deferred stock units, payable in Company Common Stock or cash, at the director’s election, or into accounts with the same investment options available to employees under the Company’s 401(k) plan.

The directors are eligible to use Company aircraft for personal travel, provided they reimburse the Company for the incremental cost to the Company of any such use. Additionally, the spouses of directors are invited to the Company’s annual off-site Board meeting and to other events requiring business-related travel. The directors are reimbursed by the Company for the cost and tax liability associated with the cost of their spouse or companions’ business-related travel.

Director Compensation Table

The following table provides compensation information for 2006 for each non-employee member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation ($)		Total ($)
Nathan M. Avery	78,000	192,488	—	—	—	9,256	(4)	279,744
C. Baker Cunningham	83,000	192,488	—	—	—	1,061	(5)	276,549
Peter J. Fluor	88,000	203,423	—	—	—	—		291,423
Lamar Norsworthy	66,000	192,488	—	—	—	—		258,488
Michael E. Patrick	90,500	192,488	—	—	—	—		282,988
David Ross III	84,500	192,488	—	—	—	—		276,988
Bruce W. Wilkinson	82,000	192,488	—	—	—	—		274,488

(1)           In 2005, the Company eliminated stock options for non-employee directors and replaced that element of our directors’ compensation package with grants of deferred stock units payable in Company Common Stock. The aggregate number of shares under stock awards, including awards of deferred stock units, outstanding at the end of 2006 were 6,000 for each of the non-employee directors.

(2)           No grants of stock options have been made to directors since they were eliminated as an element of our directors’ compensation. The aggregate number of shares underlying prior-year option awards outstanding at the end of 2006 were:  zero for Nathan M. Avery; 24,000 for C. Baker Cunningham; 12,000 for Peter J. Fluor; 44,580 for Lamar Norsworthy; 24,000 for Michael E. Patrick; 12,000 for David Ross III; and, 48,000 for Bruce W. Wilkinson.

(3)           While our directors are entitled to elect to defer their retainers, they may defer them only into deferred stock units payable in Company Common Stock, or the cash value thereof, or into cash accounts with the same investment options available to employees under the Company’s 401(k) Plan. No above-market or preferential earnings on their cash deferrals are earned or paid.

(4)           This figure includes the personal use of the Company’s aircraft. It also includes the cost of spouse business-related travel and the tax gross-up of the related liability.

(5)           This figure is the cost of spouse business-related travel and the tax gross-up of the related tax liability.

Stockholder Communications with the Board

Any interested party desiring to communicate with our Board, or one or more of our non-management directors, may send a letter addressed to the Company’s Board of Directors as a whole or to individual directors, c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027. The Corporate Secretary has been instructed by the Board to screen the communications to insure they truly are communications with the Board or a director and promptly forward all such communications to the full Board or to the individual director specifically addressed in the communications.

Director Selection Process

The Nominating and Governance Committee is the Board committee responsible for developing the Company’s slate of director nominees for election by stockholders, which the Committee recommends to the Board for its consideration. The Committee engages the services of a third-party search firm to assist in the identification and evaluation of Board member candidates when it conducts a search for director nominee candidates.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Company director nominees based upon the needs of the Company at the time nominees are considered. A candidate, at a minimum, must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and the oilfield services industry. In general, candidates who hold an established executive level position in business, finance or education will be preferred. The Nominating and Governance Committee will consider these criteria for nominees identified by itself, by stockholders or through some other source. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee also takes into consideration their prior Board contribution, performance and meeting attendance records.

The Nominating and Governance Committee will consider qualified candidates for possible nomination who are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee, c/o Corporate Secretary, at the address listed on the Notice of Annual Meeting of Stockholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director, if elected; and (3) a signed statement as to the submitting stockholders’ current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee assesses each proposed nominee based upon the resume and biographical information, the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company. Based upon this preliminary assessment, candidates may be invited to participate in a series of interviews. Following this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board for election by the Board and nomination for election by our stockholders at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2007 Annual Meeting. Any stockholder desiring to present a nomination for consideration by the Committee prior to our 2008 annual meeting must do so prior to September 1, 2007, in order to provide adequate time to duly consider the nominee and comply with our bylaws.

The Nominees and Continuing Directors

The names of the nominees for director and of the continuing directors, their principal occupations during the past five years, other directorships held, and certain other information are set out below, in order of their classification.

NOMINEES STANDING FOR ELECTION

CLASS III — TERM ENDING 2010

MICHAEL E. PATRICK

Director since 1996. Age 63. Vice President and Chief Investment Officer of Meadows Foundation, Inc., a philanthropic association, since 1995. He is a director of BJ Services Company and Apptricity Corporation.

BRUCE W. WILKINSON

Director since 2002. Age 62. Chairman of the Board and Chief Executive Officer since August 2000, and President and Chief Operating Officer from May 2000 to July 2000, of McDermott International, Inc., an energy services company.

DIRECTORS CONTINUING IN OFFICE

CLASS I — TERM ENDING 2008

PETER J. FLUOR

Director since February 2005. Age 59. Chairman of the Board and Chief Executive Officer since 2001 of Texas Crude Energy, Inc., a private, independent oil and gas exploration company, where he has been employed since 1972 in positions with increasing responsibilities, including President from 1980 to 1990 and Chief Executive Officer from 1990 to 2001. He also serves on the boards of directors of Devon Energy Corporation and Fluor Corporation, for which he was interim Chairman from January 1998 through July 1998, and is currently its Lead Independent Director, and serves as a director of The Welch Foundation. He is a member of the All American Wildcatters, the American Petroleum Institute and The Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University.

DAVID ROSS III

Director since 1995. Age 66. Member of The Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. From 1987 until 1993, he was Chairman and Chief Executive Officer of the Sterling Consulting Group, a firm providing analytical research, planning and evaluation services to companies in the oil and gas industry. He is a director of Process Technology Holdings, Inc.

CLASS II — TERM ENDING 2009

NATHAN M. AVERY

Director since 1995. Age 72. Partner, GHXX Ltd. Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, a company specializing in the manufacturing of products to serve the energy and mining industries, from 1972 to December 2000, when it was sold to Komatsu, Ltd. He has been an active participant in the oil and gas industry since the 1960s and was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co.

C. BAKER CUNNINGHAM

Director since 1996. Age 65. President and Chief Executive Officer, and director, of Belden CDT Inc., a manufacturer of high-speed electronic cables focusing on products for the specialty electronic and data networking markets, including connectivity, from July 2004 to October 2005. He served as Chairman of the Board, President and Chief Executive Officer of Belden Inc., a wire, cable and fiber optic products manufacturing company, from 1993 to July 2004.

SHELDON R. ERIKSON

Chairman of the Board of the Company since 1996, Chief Executive Officer and director since 1995. Age 65. He was also President of the Company from 1995 to 2006. He was Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling. Previously, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. He is a director of Rockwood Holdings, Inc. He also serves on the boards of directors of the National Petroleum Council, the American Petroleum Institute, and the Petroleum Equipment Suppliers Association, of which he is a past Chairman of the Board.

Stock Ownership Guidelines

The Company has had stock ownership guidelines for its directors, and stock ownership requirements for its officers and other key executives, since 1996. The Board adopted these guidelines and requirements in order to align the economic interests of the directors and officers of the Company with those of all stockholders and to further focus their attention on enhancing stockholder value. Under these guidelines, outside directors are expected to own at least $250,000 worth of Common Stock within three years of the adoption of revised guidelines in 2005, or for new directors, within three years of their election to the Board. Officers are required to own Common Stock having a market value between two and five times their base salary, as is more fully described in “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Requirements” on page 23 of this Proxy Statement. In each case, valuation for this purpose is based on the higher of cost or current market value. Deferred Stock Units owned by Directors are included in the stock ownership calculation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.

The purpose of our executive compensation program is to advance the interests of our stockholders. It is designed to do this by:

•       attracting, retaining and motivating qualified executives to lead, manage and guide the business and affairs of the Company,

•       providing performance-based incentives to encourage and reward the attainment of the Company’s annual, long-term and strategic goals and objectives, and

•       aligning the executives’ interests with those of our stockholders.

To achieve this purpose, our executive compensation program is designed to recognize and reward our executives for their performance and contributions to the Company. When measuring an executive’s performance and contributions, a number of factors are taken into consideration, such as:

•       the executive’s level of responsibility,

•       the skill and experience needed to fulfill his or her responsibilities,

•       the executive’s effectiveness in discharging his or her responsibilities,

•       the executive’s level of achievement of business objectives and established goals, and

•       the Company’s performance against its short-term objectives and long-term goals.

The principal components of our executive compensation package include a combination of total annual cash and long-term equity incentive compensation. Total annual cash is comprised of a base salary and an annual incentive bonus. Long-term incentives include awards of performance shares, in the form of restricted stock units, and stock options. We use the annual cash bonus incentives to encourage alignment with, and to reward performance against, short-term performance goals, and we use long-term equity-based incentives to make executive compensation dependent on long-term value creation for our stockholders. Both the annual incentive bonus cash compensation and the awards of restricted stock units are performance-dependent and are therefore at risk each year. The awards of stock options provide value only to the extent there is an increase in value of our common stock over the exercise period.

Our executive compensation program is highly leveraged to the principle of pay for performance. We believe that to encourage and reward performance, a significant portion of executive compensation should be tied to, and reflect, performance — performance of the individual, performance of his or her group or division and performance of the Company as a whole. The following table sets out the percentage, and the average percentage by component, of the 2006 Total Direct Compensation of the Chief Executive Officer and four other executive officers named in the Summary Compensation Table on page 26 of this Proxy Statement (the “Named Executive Officers”). “Total Direct Compensation” is comprised of base salary, annual incentive bonus and long-term incentives as reflected in the Summary Compensation Table. The table shows the at-risk components of Total Direct Compensation that are performance-dependent.

Component	CEO	Other Named Executive Officers
Base Salary	9%	21%
Annual Incentive Bonus	18%	25%
Long-Term Incentives
RSUs	18%	9%
Stock Options	55%	45%

Our executive compensation program targets the level of the base salaries and annual incentives of our executive officers at median competitive market levels and our longer-term equity incentives at the 75th percentile when compared to similar positions with our peer group companies and with our primary labor- and/or capital-market competitors of broadly similar size and market value. Our program is designed to have significant swings in total compensation and any or all of its performance-dependent components, both above and below these levels, in order to reflect actual performance.

Implementation of the Executive Compensation Program.

Our executive compensation program is administered by the Compensation Committee of our Board of Directors, which makes all compensation decisions regarding all executive officers of the Company, including our Named Executive Officers, except in the case of the Chief Executive Officer, with respect to whom the Committee confers with the full Board before making its compensation decisions. The principal functions of the Committee with respect to executive compensation include:

•       Establishing, reviewing and approving the Company’s compensation policy and strategy;

•       Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and, in conjunction with the full Board, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on this evaluation;

•       Reviewing and approving the compensation of the other executive officers of the Company;

•       Making recommendations to the Board with respect to incentive compensation plans and equity-based plans for executive officers and other key employees;

•       Exercising oversight responsibility for severance policies and individual employment and severance arrangements;

•       Reviewing and enforcing compliance with stock ownership guidelines for directors and requirements for executives;

•       Reviewing and approving executive benefits and perquisites;

•       Overseeing the administration of the Company’s annual incentive award plan and (i) establishing eligible classes of participants, (ii) setting performance targets, (iii) approving minimum, target and maximum awards, and (iv) certifying attainment of goals and approving any payouts;

•       Overseeing the administration of the Company’s long-term incentive plans and (i) establishing the award guidelines to be used in determining the amount and mix of individual awards, (ii) making grants to officers and key employees, and (iii) authorizing the number of shares available for grant to other employees;

•       Overseeing the administration of the Company’s retirement plans; and

•       Providing guidance and direction to, and monitoring of, the Company’s benefit plans and programs.

The Compensation Committee is assisted in this effort by our management and by Frederic W. Cook & Co. (“FWC”), an outside executive compensation consulting firm, whom the Compensation Committee has retained as its independent consultant. With respect to executive compensation matters, FWC reports to and acts at the direction of the Compensation Committee. Management does not direct or oversee the activities of FWC with respect to the Company’s executive compensation program. With the permission of the Compensation Committee, management does work with FWC to develop management’s recommendations for the Committee’s consideration on various executive compensation matters such as recommended grade levels.

FWC conducts an annual review of the Company’s executive compensation program for the Compensation Committee. The review focuses on:

•       the program’s effectiveness in supporting the Company’s business strategy,

•       peer group competitive performance comparisons,

•       the program’s reasonableness as compared to:

•        peer group compensation practices and

•        the competitive practices of our peer group companies, in particular, and our primary labor-and/or capital-market competitors of broadly similar size and market value in general,

•       a market comparison of each element of total compensation with peer-company data, gathered from peer-company proxy statements and other disclosure documents, as well as compensation surveys of the manufacturing industry conducted by Towers Perrin, Hewitt Associates and Watson Wyatt,

•       the dilution and burn rate potential of equity incentives,

•       the cost to our stockholders of equity incentives as measured by the Shareholder Value Transfer methodology,

•       other elements of compensation such as, payments on severance or change in control, perquisites, and

•       the equity ownership of each of the executive officers.

The peer group used to make competitive compensation comparisons is composed of publicly-traded oil services and equipment manufacturing companies with whom we compete generally and with whom we compete to attract and retain qualified executives. In 2006, this group was composed of:

Baker Hughes	Nabors Industries
BJ Services	National Oilwell Varco
FMC Technologies	Schlumberger
Grant Prideco	Smith International
Halliburton	Transocean
McDermott International	Weatherford International

These companies were selected by FWC and approved by the Committee.

Management provides the Compensation Committee at its February meeting each year an itemized summary of each Named Executive Officer’s total compensation for the past two years and the estimated low, medium and high total compensation that could be earned by the executive in the current year depending on whether, and to what extent, performance-based compensation is earned. The Chief Executive Officer periodically reviews with the Compensation Committee the performance of executives other than himself, including the other Named Executive Officers.

When making compensation decisions with respect to the amount of each element of total compensation, the Committee considers:

•       the performance of the individual executive,

•       performance of the Company in relation to its peers,

•       the compensation practices of companies with which it competes for talent,

•       the competitive market for executives and compensation levels provided by comparable companies,

•       FWC’s recommendations regarding the appropriate mix of compensation and recommendations regarding each element of each executive’s total compensation, and

•       total compensation of each executive position as compared with the 25th, 50th and 75th percentile compensation for a like position with the individual peer group companies and with the results of the industry surveys.

Components of Executive Compensation.

The overall components of compensation for our executives, including the Named Executive Officers, are:

•       base salary,

•       performance-dependent annual cash incentive bonus,

•       equity based long-term incentives, and

•       benefits and perquisites.

Base Salary.   Each of our executives receives a base salary to compensate him or her for services rendered during the year. Base salary ranges are determined for each executive position based on job responsibilities, required experience, value to the Company, and peer group and general market competitiveness. Our base salaries are generally set at, or below, the median of the base salaries paid to similarly situated executives at our peer group companies. Base salaries provided between 9% and 21% of the 2006 Total Direct Compensation of our Named Executive Officers. Base salaries, along with all other elements of compensation, are reviewed annually by the Committee at its November meeting, and base salaries are set for the coming year giving consideration to:

•       changes in levels of responsibility or value to the Company,

•       the performance of the executive,

•       the annual review of executive compensation prepared by FWC, discussed above,  to include:

•        a review of the executive’s compensation in relation to the respective peer group and survey data, and

•        a review of the executive’s compensation relative to individual performance and to base salaries of other executive officers.

At its November 2006 meeting, the Committee raised the base salaries for 2007 of Mr. Erikson to $1,025,000, Mr. Myers to $450,000, Mr. Moore to $450,000, Mr. Carne to $350,000, and Mr. Lemmer to

$360,000.  The increases in base salary for Mr. Moore resulted from his promotion to President and Chief Operating Officer of the Company and for Mr. Carne from a reassignment to a position of greater responsibility. The increases for Messrs. Erikson, Myers and Lemmer resulted from competitive comparisons.

Performance-Dependent Annual Cash Incentive Bonus.   Our Management Incentive Compensation Plan (“MICP”), approved by our stockholders in 2005, provides each of our executives and other key management employees, including the Named Executive Officers, an opportunity to earn a performance-linked annual cash bonus dependent on the level of achievement against performance objectives set by the Committee. The purpose of having our annual bonus plan be performance-dependent is to place a significant portion of targeted Total Direct Compensation at risk tied to the performance-dependent MICP objectives. The MICP is designed to motivate and reward key management employees whose efforts impact the annual performance of the Company and its groups, divisions and subsidiaries through the achievement of financial performance objectives, and in some instances, individual performance objectives. The performance-dependent annual cash bonus incentive provided between 18% and 25% of the 2006 Total Direct Compensation of our Named Executive Officers.

Under the terms of the MICP, after reviewing such factors as the Company’s business portfolio, competition and market conditions, the Compensation Committee establishes a target award for each executive, sets the Company’s performance objectives for the year and measures performance against the objectives at the conclusion of the year.

The MICP sets out the various performance measures from which the Committee may choose in setting yearly performance objectives. They include basic measures of financial performance, such as: earnings, or derivatives thereof including earnings before interest, income taxes, depreciation and amortization (EBITDA), earnings before taxes (EBT), and earnings per share (EPS); return on equity (ROE); cash flow; bookings; revenues; return on net capital employed (RONCE); and, economic value added (EVA).

Setting Individual Target Awards.   The Compensation Committee, taking into consideration the advice and recommendations of its executive compensation consultant advisor, FWC; the recommendations of the Chief Executive Officer for positions other than his own; and all other factors the Committee deems relevant, including peer group and industry competitive practices, establishes a target award for each executive expressed as a percentage of his or her salary. Our target awards are set at or near the market-median target for similar positions with our peer group companies. The target awards for our Named Executive Officers for 2006 and 2007 are as follows:

	MICP Target Award*
Name	2006	2007
Sheldon R. Erikson	100	100
Franklin Myers	60	60
Jack B. Moore	60	75
John D. Carne	60	60
William C. Lemmer	50	55

*                    Expressed as a percentage of base salary.

Mr. Moore’s MICP Target Award was increased in recognition of his new responsibilities as President and Chief Operating Officer. Mr. Lemmer’s Target Award was increased based on market comparisons.

Setting the Performance Objectives.   Performance objectives for each year are set by the Committee based upon proposals submitted to the Committee by the Chief Executive Officer which, in turn, are based on and designed to support achievement of the Company’s performance goals set out in the annual operating plan and budget approved by the Board. The Committee also considers market expectations for the Company’s performance for the year. The Committee attempts to set goals so that the relative difficulty of achieving target performance levels is consistent from year to year.

For 2006, MICP performance objectives were established for EPS and cash flow for corporate officers, including the Chief Executive Officer. For group and division officers the performance objectives were group/division-specific targets for EBT and cash flow.

In addition, for 2006, there were several performance hurdles to be met to achieve payment of a bonus that would otherwise have been earned by performance against the performance objectives mentioned above. The Company must have achieved a threshold level of ROE set by the Committee for the year or the bonus payments otherwise earned for all participants would have been reduced by 50%. Additionally, any bonus otherwise earned by a corporate participant would have been reduced by 50% if a minimum level of EPS set by the Committee had not been met, and any bonus otherwise earned by a group/division participant would have been reduced by an additional 20% if the group/division failed to increase its revenue and order growth from 2005 by a rate set by the Committee but it would have been increased by 10% as a result of having exceeded that growth rate.

Calibrating Target Awards to Performance.   The actual awards for 2006 could have varied, and for 2007 will vary, from 0-200% of the target award for corporate executives, including the Chief Executive Officer, and from 0-220% for group and division executives, depending upon actual achievement against performance objectives, in the following manner. The EPS/EBT and cash flow performance goals are weighted 75% and 25%, respectively.

Performance Level		Percent of Target Award
EPS/EBT	Cash Flow	Corporate	Group and Divisions
Less than 90%	Less than 87%	0	0
90%	87%	50	50
100%	100%	100	100
120% or more	125% or more	200	220

The maximum amount that can be earned under the MICP is 200%/220%, and even when the performance exceeds 120%, as it did for some of the groups in 2006, no additional sum can be earned or “banked” for subsequent years.

Measuring Performance.   Following the closing of the books for the year, the Committee verifies and certifies, at its February meeting, the Company’s and each group’s/division’s actual performance against the performance objectives established at or prior to the beginning of the year.

Under the terms of the MICP, the Compensation Committee has the authority to exercise negative discretion to adjust an executive officer’s award down by as much as 25% from the established target award, based on individual performance. The Committee made no discretionary adjustments, modifications or revisions and made no discretionary awards for 2006.

For 2006, the Compensation Committee certified the achievement of actual performance against performance objectives for corporate executives and the executives of the groups/divisions, as follows:

	Financial Objective			Cash Flow
	Type	Actual vs. Target	MICP Attainment	Actual vs. Target	MICP Attainment	Overall Performance
Corporate	EPS	150.80%	200.00%	485.4%	200%	200.00%
Drilling & Production	EBT	118.14%	191.47%	162.8%	200%	193.60%
Valves & Measurement	EBT	147.79%	200.00%	152.7%	200%	200.00%
Compression	EBT	117.71%	188.54%	125.1%	200%	191.41%

Over the past five years, the Company has achieved target bonus payments for performance against goals ranging from 0 to 200%, and has averaged 130.5%.

Equity Based Long-Term Incentives.   Our long-term incentive program, the 2005 Equity Incentive Plan (the “EQIP”) approved by the stockholders in 2005, is intended to align compensation of executives, including the Named Executive Officers and certain other designated key employees, with the interests of our stockholders by providing these executives and key employees with incentives that are tied to the long-term performance of the Company and by rewarding creation and preservation of long-term stockholder value. Our long-term incentive program provided between 54% and 73% of the 2006 Total Direct Compensation of our Named Executive Officers.

The Compensation Committee, in consultation with FWC, determines an appropriate target award for long-term incentives using the Shareholder-Value Transfer methodology. This methodology develops competitive annual long-term incentive amounts by targeting aggregate annual awards based on grant value (and cost) as a percentage of market capitalization, and then estimating competitive individual allocations. Long-term incentive value is awarded to executives in the form of performance-dependent restricted stock units (“RSUs”) and stock options. When allocating long-term incentives, the Committee targeted approximately one-fourth of the long-term incentive target amount for long-term incentives to performance-based RSUs and approximately three-fourths to stock options for the 2006 and the 2007 awards. Adjustments were then made to reflect individual performance. While time-based RSUs are awarded to other executives and key employees, performance-based RSUs and stock options are awarded to executive officers.

Only those RSUs earned by 2006 performance are listed in column (e) of the Summary Compensation Table set out on page 26 of this Proxy Statement. Those granted for 2007 are subject to 2007 performance and will, to the extent earned, if any, be listed as 2007 compensation.

Performance-Based RSUs.   Grants of RSUs are intended to serve two purposes: (1) encourage and reward performance, and (2) to assist in retention of key employees. For 2006 and 2007, each executive received an award of RSUs at the beginning of the year. These RSUs have both performance and continued employment requirements that must be met in order for the executive to earn a payout. A target number of RSUs was established for each executive by dividing an amount equal to his or her target MICP bonus by the year-end closing price of the Company stock. The actual number of RSUs that may be earned, and therefore the ultimate value of the awards, ranges from 0 to 200% of the target number, and will be dependent on the performance of the Company during the year against the same EPS performance goal for corporate officers set by the Committee.

The actual vesting of RSUs earned and payment of the shares they represent are subject to continued employment. Except as noted below, no RSUs will vest if the executive terminates prior to vesting. The awards earned by 2006 performance will vest and be paid out in increments of 12.5%, 12.5% and 75% per year beginning in 2007. The awards which can be earned by 2007 performance have a three-year cliff vesting and will vest and be paid out, to the extent earned, if any, in 2010. In the event of termination due to retirement at age 55 with at least 10 years service with the Company for the 2006 earned awards, and at age 60 for the 2007 awards, or due to a reduction in force, the awards will continue to vest according to their vesting schedule. In the event of death or disability, or if terminated in connection with a change-of-control and the successor company entity does not assume the award or grant a substitute award, they will vest immediately upon termination. “Change in control” has the same meaning as in the change in control agreements discussed below, except that a change in control resulting from a merger or consolidation, as defined in part (iii) of the definition, does not occur unless the Company’s stockholders own less than 50% of the outstanding securities of the surviving or resulting corporation or entity.

Stock Options.   Awards of stock options are intended to enhance the link between stock price appreciation and long-term executive officer compensation, provide an opportunity for increased equity ownership by executives and maintain competitive levels of total compensation. In 2006, each key executive, including the Named Executive Officers, received an award of stock options. The number of options was determined using the Black-Scholes option-pricing model by converting that portion of the long-term incentive target amount established for each executive by the Committee remaining after the award of RSUs into a number of stock options. This number was adjusted, for some executive officers other than the Chief Executive Officer, based on the Chief Executive Officer’s input with respect to performance.

The exercise price for all stock option awards made in 2006 is equal to the closing share price on the date of grant. Prior to 2006, the exercise price for stock options was equal to the per share weighted-average daily trading price of the Company’s stock on the date of grant pursuant to the terms of the EQIP then in effect. The Board amended the terms of the EQIP in 2006 to use the closing price on the date of grant in response to the new Securities and Exchange Commission regulations governing executive compensation disclosure, which require options granted at a price different than the closing price on the date of grant to be separately noted as such.

The Company has never backdated option awards nor granted options with an exercise price less than either the per share weighted-average daily trading price or the closing price on the date of grant, whichever was then applicable.

The options vest at a rate of 33 1/3% per year over the first three years of a seven-year option term. Vesting rights cease upon termination of employment for any reason other than termination on or after age 65 with at least 10 years service with the Company, death or disability. Exercise rights cease 90 days after termination unless termination is for cause, in which case they cease immediately, or unless termination occurs on or after age 55, for grants prior to 2006, or 60, for grants in 2006, with at least 10 years service with the Company or termination is a result of a reduction in workforce, in which case they cease three years from termination. In the event of a termination due to death or disability, or in the event of a change-of-control and the successor company or entity does not assume the option award or grant a substitute award, as defined in the EQIP, the options immediately vest and become exercisable.

The annual award of stock options has, since 1999, been made in conjunction with the regularly scheduled meetings of the Compensation Committee and Board of Directors in November of each year. The only exception to this was an award to two of the Named Executive Officers in March 2005 that would normally have been made in November 2004. The exercise price of these stock option grants was the per share weighted average daily trading price on the date of grant. To the extent newly hired or promoted executives receive an initial award of stock options, such options are priced at the closing price on a date no earlier than their actual date of hire or promotion.

Stock options awarded under the predecessor long-term incentive plan to the EQIP allowed for options to be “reloaded.” Stock options awarded under the EQIP have no reload provisions and no options granted since mid-2005 have reload provisions. Under a reload right, when an option holder pays the exercise price of a stock option using shares of stock already owned, the holder is granted a new option for a number of shares equal to the number of shares tendered in payment at an exercise price equal to that used to determine the value of the shares tendered, the closing price on the preceding trading day.

Benefits and Perquisites.   We provide our executive officers with benefits and perquisites that we and the Committee believe are reasonable, competitive and necessary to attract and retain qualified executives to lead, manage and guide our business and affairs.

Retirement Benefits.   We provide retirement benefits for all our non-union employees in the United States through a combination of our qualified 401(k) defined contribution plan and, for those hired before May 1, 2003, our qualified defined benefit (pension) plan. In addition, executives, including the Named Executive Officers, and other key employees are eligible to participate in our unfunded non-qualified ERISA-excess defined contribution plan, and those hired before May 1, 2003, in our unfunded excess defined benefit (pension) plan. The ERISA-excess plans allow executives and other key employees to participate in the plans as if there were no IRS limitations on the qualified plans, but otherwise operate in substantially the same manner as the accompanying qualified plans, except that the excess defined contribution plan does not have investment options but rather credits investment performance based on the fixed income investment option of the 401(k) defined contribution plan. Under the 401(k) defined contribution plan and the supplemental excess defined contribution plan, participants receive a Company match of 100% on the first 3% of eligible earnings contributed and 50% of the next 3% of qualified earnings contributed.

Participation in our U.S. defined benefit (pension) plan and its accompanying excess plan was closed to new participants as of May 2003. Executives, like other U.S. employees who joined the Company after May 1, 2003, are not eligible to participate in either the defined benefit (pension) plan or its ERISA-excess plan, but are eligible for a Company contribution of between 0 and 6%, depending on Company performance against its MICP EPS performance goal, of each such employee’s qualified earnings into their profit sharing account under our 401(k) defined contribution plan if certain financial objectives are achieved. Further information regarding the Company’s retirement programs are set forth in the Summary Compensation Table on page 26 and in the sections “Pension Benefits Table” on page 31 and in the “Nonqualified Deferred Compensation” section on page 32.

We do not offer a supplemental executive retirement plan or SERP.

Perquisites.   In addition to the standard health, dental, life and disability insurance benefits offered to substantially all of our U.S. non-union employees, our executive officers, including the Named Executive Officers, are eligible to receive financial planning services and reimbursements for country, luncheon and fitness club dues. Senior Vice Presidents, the Chief Operating Officer and the Chief Executive Officer are eligible to use Company aircraft for personal travel provided they reimburse the Company for the incremental cost to the Company of any such use. Additionally, when the spouse of an executive accompanies the executive on travel for business purposes, the executive receives a tax gross-up for any resulting imputed income. Certain executive officers are also reimbursed for automobile fuel and cleaning expenses in lieu of reimbursement for toll charges and actual miles driven in their personal automobiles for Company business.

The Company provides these benefits and perquisites for competitive reasons and because, in the case of spousal travel, the Company’s business is global and its offices and facilities are located throughout the world, requiring a number of our executives to travel extensively and to attend a number of industry and client activities that are social in nature where the presence of the spouse is both expected and beneficial.

The cost to the Company of all benefits and perquisites provided to executive officers is included in FWC’s competitive analysis and in the annual presentation to the Committee on total compensation paid to executives.

Stock Ownership Requirements.

In addition to stock ownership guidelines for directors set out in “Corporate Governance and Board of Directors Matters — Stock Ownership Guidelines” on page 13 of the Proxy Statement, the Company has stock ownership requirements for its executives and other key employees. Within three years of being appointed an executive or other key employee of the Company, or being promoted to a position requiring increased ownership, the executive or employee is required to directly own Common Stock having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary:

LEVEL	BASE SALARY MULTIPLE
Chief Executive Officer	5
Chief Operating Officer	4
Senior Vice Presidents	3
Vice Presidents	2
Other Executive Long-Term Incentive Program Participants	2

All executive officers who are no longer in their three-year grace period are in compliance with their ownership requirement. The ownership interest of the Named Executive Officers, individually, and executives as a whole, is set out in “Security Ownership of Management” on page 39 of this Proxy Statement.

Employment, Severance and Change in Control Arrangements.

The Company has no employment contract or change in control agreement with Mr. Erikson, our Chairman and Chief Executive Officer. Mr. Erikson is eligible for benefits under our Executive Severance Policy.

Employment Contracts.   When the Company was created by a split-off in 1995, in order to attract qualified executives with the required experience and leadership skills to what was essentially a start-up venture with the risks normally associated with such a venture, the Company offered employment contracts to three persons as inducements to employment. One of these persons has since retired from the Company and the contract of one of the others, Mr. Erikson, our Chairman and Chief Executive Officer, has expired by its own terms and has not been replaced. The third person to have an employment contract, and only one currently with an employment contract, is Mr. Myers, our Chief Financial Officer. The agreement provides terms of employment, including base salary, bonus, benefits, severance benefits, and certain other benefits should a “change in control” occur. The terms of Mr. Myers’ contract are discussed in the section “Potential Payments Upon Termination or Change In Control” on page 33 of this Proxy Statement.

Executive Severance Policy.   The Company has an Executive Severance Policy for all executives, other than those with an employment contract. As a result, this Policy covers all executives other than Mr. Myers, including Messrs. Erikson, Moore, Carne and Lemmer and provides for salary and welfare benefit continuation of 12 months for a covered executive if his or her employment with the Company is terminated by the Company for any reason other than cause. Participation in the MICP will be prorated through the last day of employment and determined on the basis of unit achievement of the goals and objectives established for the applicable year. No bonus entitlements are earned during the severance period.

Change in Control Agreements.   The Company has change in control agreements with eight executive officers excluding Messrs. Erikson and Myers, but including Messrs. Moore, Carne and Lemmer. The change in control agreements entitle the executive, upon termination in connection with a “change in control”, to a payment equal to three times: base salary; the higher of the highest bonus received during the past three years or eligible to receive during the year of termination; the highest equity award received in the last five years; and value of benefits and perquisites. This agreement also provides that if any payments made under the agreement would cause the executive to be subject to an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then the Company will pay the executive an excise tax premium in a sufficient amount to make the executive whole with respect to any additional tax that would not have been payable but for the excise tax provision.

“Good Reason” for termination includes any of the following events which occur without his consent: a change in status, title(s) or position(s) as an officer of the Company that is not a promotion; a reduction in base salary; termination of participation in an ongoing compensation plan; relocation; failure of a successor of the Company to assume the agreement; termination by the Company other than for cause; prohibition from engaging in outside activities permitted by the agreement; or any continuing material default by the Company in the performance of its obligations under the agreement.

A “change in control” of the Company will occur for purposes of this agreement if (i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; (ii) the current members of the Board, or subsequent members approved  by two-thirds of the current members, no longer comprise a majority of the Board; (iii) the Company is merged or consolidated with another corporation or entity and the Company’s stockholders own less than 70% of the outstanding voting securities of the surviving or resulting corporation or entity; (iv) the Company is merged or consolidated with another corporation or entity and the consideration paid is part or all cash equivalent in value equal to 30% or more of the outstanding voting securities of the Company; (v) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Company’s voting securities; or (vi) there has been a disposition of all or substantially all of the Company’s assets.

Businesses in our industry face a number of risks, including the risk of being acquired, and our executives face the risk of being terminated as a result thereof, and, with the exception of Mr. Myers, they are employees at will who can be terminated for the convenience of the Company. We believe that entering into change in control agreements with some of our executives and providing severance arrangements for all our executives has helped us attract and retain the level of executive talent needed to achieve the Company’s goals. The elements of severance compensation and the amounts of each were approved by the Committee at the time the agreements were entered into based on the Committee’s assessment of what was appropriate and competitive at that time.

Change in control agreements typically provide for multiples of salary and bonus. Most of our agreements provide for a multiple of the value of equity awards as well because our executive officers took stock options in lieu of all or a portion of their base salary, thus putting all their Total Direct Compensation at risk dependent upon performance against goals and stock price appreciation, from 1995 to 2002. We believed that, in the event of a termination as a result of a change in control, our executive officers should not be disadvantaged for having participated in our options in lieu of salary program. Since the program has been discontinued, the Committee has removed this feature from our change in control agreements entered into in 2006 and later.

Tax Implications of Executive Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the executives. Since certain performance-based compensation approved by stockholders is not subject to this deduction limitation and is, therefore, deductible, stock options and RSUs granted under the company’s 2005 Equity Incentive Plan and the annual performance-based awards paid pursuant to the Management Incentive Compensation Plan generally will qualify as performance-based compensation and should be deductible. However, to compensate executives in a manner commensurate with performance and the competitive market for executive talent, the Committee and/or the Board of Directors may from time to time, in circumstances it deems appropriate, award compensation in addition to these stock options and RSUs and annual performance-based awards that may not be deductible.

Summary Compensation Table

The following table sets forth the compensation earned by the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers for services rendered to the Company for the fiscal year ended December 31, 2006. Compensation earned under the Company’s MICP is paid in the year following the year in which it is earned, and amounts earned in 2006, while paid in 2007, are included herein.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Sheldon R. Erikson Chairman and Chief Executive Officer	2006	950,000	0	1,924,620	5,971,056	1,900,000	258,053	294,762	11,298,491
Franklin Myers Senior Vice President and Chief Financial Officer	2006	420,000	0	170,176	1,298,612	504,000	74,012	78,908	2,545,708
Jack B. Moore President and Chief Operating Officer	2006	350,000	0	141,816	732,129	447,216	50,814	47,552	1,769,527
John D. Carne Senior Vice President & President, Drilling and Production Systems Group	2006	300,000	0	151,944	571,072	396,000	39,195	47,217	1,505,428
William C. Lemmer Vice President, General Counsel & Secretary	2006	325,000	0	109,736	580,909	325,000	53,133	61,172	1,454,950

(1)           The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost we recognized in 2006 determined in accordance with Statement of Financial Accounting Standards No. 123(R). For a  discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The restricted stock unit awards were granted on January 1, 2006, and were earned in 2006. The awards entitled the executive to receive a number of shares of Common Stock equal to the number of units earned upon vesting. The target value was established for each executive’s award which was converted into a number of restricted stock units based on the volume weighted average price on the New York Stock Exchange of the Common Stock on December 30, 2005. The number of units actually earned was 200% of the target number based on performance against goals for earnings per share, cash flow and return on equity in 2006. The units vest in three annual installments of 12.5%, 12.5% and 75%, beginning on February 28, 2007. Stock options were granted on November 9, 2006, at a price equal to the closing price of the Company’s Common Stock on the date of grant and vest in three equal  annual increments beginning on November 9, 2007.

(2)           The amount shown for each Named Executive Officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an MICP award earned in fiscal year 2006, but paid in 2007.

(3)           These figures include amounts due to pension value earned under the Retirement Plan and pension values earned under the Excess Defined Benefit Plan as follows:  Mr. Erikson, $22,413 and $235,640; Mr. Myers, $16,871 and $57,141; Mr. Moore, $15,800 and $35,014; Mr. Carne, $13,293 and $25,902; and Mr. Lemmer, $17,022 and $36,111.

(4)           In addition to a one-time payment of $200 awarded to all employees in recognition of the Company’s Common Stock having achieved a certain price level, the amounts shown in the “All Other Compensation” column are attributable to the following:

•        Mr. Erikson:  $5,425 for Executive LTD premium payment; $58,919 for personal plane usage and spouse travel expense; $10,026 for a tax gross-up on spouse travel; $16,167 for amounts paid by the Company for basic and excess life and long-term disability insurance premiums;  $9,900 for Company contributions to the Retirement Savings Plan; $154,375 for Company contributions and interest for the Supplemental Excess Defined Contribution Plan; and $39,750 for perquisites and other personal benefits, which includes $12,742 for welfare benefits, $25,399 for club dues and $1,609 for miscellaneous automobile expenses..

•        Mr. Myers:  $8,552 for personal plane usage; $2,105 for amounts paid by the Company for basic and excess life insurance premiums; $9,900 for Company contributions to the Retirement Savings Plan; $44,214 for Company contributions and interest to the Supplemental Excess Defined Contribution Plan; and $13,937 for perquisites and other personal benefits, which includes $7,721 for welfare benefits and $6,216 for club dues.

•        Mr. Moore:  $1,731 for amounts paid by the Company for basic and excess life insurance premiums;  $9,900 for Company contributions to the Retirement Savings Plan; $17,217 for Company contributions and interest to the Supplemental Excess Defined Contribution Plan; and $18,504 for perquisites and other personal benefits, which includes $7,714 for welfare benefits and $10,790 for club dues.

•        Mr. Carne:  $2,064 for amounts paid by the Company for basic and excess life insurance premiums;  $9,900 for Company contributions to the Retirement Savings Plan; $26,222 for Company contributions and interest to the Supplemental Excess Defined Contribution Plan; and $8,831 for perquisites and other personal benefits.

•        Mr. Lemmer:  $3,016 for amounts paid by the Company for basic and excess life insurance premiums;  $9,900 for Company contributions to the Retirement Savings Plan; $33,359 for Company contributions and interest to the Supplemental Excess Defined Contribution Plan; and $14,697 for perquisites and other personal benefits, which includes $1,185 for welfare benefits, $11,617 for club dues and $1,895 for automobile expenses.

Grants of Plan-Based Awards in Fiscal Year 2006

This table discloses the actual number of stock options and restricted stock awards granted and the grant date fair value of these awards.

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Sheldon R. Erikson	02/15/2006	02/15/2006	475,000	950,000	1,900,000				—
	01/01/2006	11/10/2005				0	22,945	45,890
	11/09/2006	11/09/2006								300,000	53.86	3,655,080
Franklin Myers	02/15/2006	02/15/2006	126,000	252,000	504,000				—
	01/01/2006	11/09/2005				0	6,086	12,172
	11/09/2006	11/08/2006								125,000	53.86	1,522,950
	11/13/2006	(4)								28,052	53.66	340,506
Jack B. Moore	02/15/2006	02/15/2006	105,000	210,000	447,216				—
	01/01/2006	11/09/2005				0	5,072	10,144
	11/09/2006	11/08/2006								125,000	53.86	1,522,950
John D. Carne	02/15/2006	02/15/2006	90,000	180,000	396,000				—
	01/01/2006	11/09/2005				0	4,347	8,694
	11/09/2006	11/08/2006								100,000	53.86	1,218,360
William C. Lemmer	02/15/2006	02/15/2006	81,250	162,500	325,000				—
	01/01/2006	11/09/2005				0	3,925	7,850
	11/09/2006	11/08/2006								75,000	53.86	913,770
	12/06/2006	(4)								1,768	56.53	22,608

(1)           The amounts shown reflect the 2006 Management Incentive Compensation Plan (“MICP”) awards. In February 2006, our Compensation Committee established target MICP awards, expressed as a percentage of each executive’s 2006 base salary, and individual and Company performance goals for the purpose of determining the amount to be paid out under the MICP for the year ended December 31, 2006.  The amount shown in the “target” column represents the target award of each executive officer’s 2006 base salary. For 2006, the target percentages were:  100% for Mr. Erikson; 60% for Messrs. Myers, Moore and Carne; and 50% for Mr. Lemmer. The amount shown in the “maximum” column represents the maximum amount that could be paid under the MICP for 2006. The amount shown in the “threshold” column represents the amount payable under the MICP only if the minimum  level of company performance of the MICP had been attained, which is 50% of the target amount shown. Please see “Compensation Discussion and Analysis — Components of Executive Compensation — Performance-Dependent Annual Cash Incentive Bonus” on page 18 of this Proxy Statement for more information regarding Cameron’s MICP and the 2006 MICP awards and performance measures.

(2)           The amounts shown reflect grants of performance-dependent Restricted Stock Units under our EQIP. Each grant represents a right to receive one share of Cameron common stock for each vested unit. The amount of performance shares that vest will be determined by performance against established performance goals. See “Executive Compensation — Compensation Discussion and Analysis — Components of Executive Compensation — Equity Based Long-Term Incentives” on page 20 of this Proxy Statement for more information.

(3)           The amounts included in the “Fair Value of Awards” column represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)           Grant pursuant to the reload feature of the Company’s Long-Term Incentive Plan in effect prior to mid-2005. These grants result from actions by the holder. No Committee or Board approval is involved. See “Executive Compensation — Compensation of Executive Compensation — Performance-Dependent Annual Incentive Cash Bonus” for more information”.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as “exercisable” and “unexercisable” as of December 31, 2006 for the Chief Executive Officer, Chief Financial Officer, and the Named Executive Officers as well as restricted stock unit awards that were not yet vested as of December 31, 2006.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Sheldon R. Erikson	122,008	—		—	21.465	11/12/2013	—	—	45,890	(16)	2,434,465
	225,000	—		—	27.71	11/14/2012
	—	300,000	(3)	—	53.86	11/09/2013
	100,000	200,000	(4)	—	36.5613	11/10/2012
	—	200,000	(5)	—	27.5625	3/10/2012
Franklin Myers	—	86,666	(6)	—	27.5625	3/10/2012	—	—	12,172		645,725
	33,334	66,666	(7)	—	36.5613	11/10/2012
	36,688	—		—	36.935	11/14/2012
	—	125,000	(8)	—	53.86	11/9/2013
	28,052	—		—	53.66	11/12/2013
Jack B. Moore	15,342	—		—	21.465	11/12/2013	—	—	10,144		538,139
	—	23,333	(9)	—	25.155	11/22/2011
	—	60,000	(10)	—	36.5613	11/10/2012
	—	125,000	(11)	—	53.86	11/9/2013
John D. Carne	24,000	—		—	21.4650	11/12/2013	—	—	8,694		461,217
	19,017	13,333	(9)	—	25.155	11/22/2011
	30,000	60,000	(12)	—	36.56130	11/10/2012
	—	100,000	(13)	—	53.86	11/9/2013
	4262	—		—	23.455	11/14/2012
William C. Lemmer	20,000	40,000	(14)	—	36.5613	11/10/2012	—	—	7,850		416,443
	—	19,999	(9)	—	25.155	11/22/2011
	2,425	—		—	41.21	11/13/2010
	—	75,000	(15)	—	53.86	11/09/2013
	1,768	—		—	56.53	11/12/2013

        (1) Based on the closing price of our common stock as of December 29, 2006 ($53.05), as reported on the New York Stock Exchange.

        (2) Restricted Stock Units vest in increments of 12.5%, 12.5% and 75% on February 28, 2007, February 28, 2008 and February 28, 2009, respectively.

        (3) Options vest in three equal increments of 100,000 on November 9, 2007, November 9, 2008 and November 9, 2009.

        (4) Options vest in two equal increments of 100,000 on November 10, 2007 and November 10, 2008.

        (5) Options vest in two equal increments of 100,000 on March 10, 2007 and March 10, 2008.

        (6) Options vest in increments of 43,334 on March 10, 2007 and 43,332 on March 10, 2008.

        (7) Options vest in two equal increments of 33,333 on November 10, 2007 and November 10, 2008.

        (8) Options vest in three increments of 41,667 on November 9, 2007, 41,667 on November 9, 2008 and 41,666 on November 9, 2009.

        (9) Options vest on November 22, 2007.

  (10) Options vest in two increments of 32,735 on November 10, 2007 and 27,265 on November 10, 2008.

  (11) Options vest in three increments of 41,667 on November 9, 2007, 41,667 on November 9, 2008 and 41,666 on November 9, 2009.

  (12) Options vest in two equal increments of 30,000 on November 10, 2007 and November 10, 2008.

  (13) Options vest in three increments of 33,334 on November 9, 2007, 33,333 on November 10, 2008 and 33,333 on November 10, 2009.

  (14) Options vest in two increments of 19,088 on November 10, 2007 and 20,912 on November 10, 2008.

  (15) Options vest in three increments of 25,000 on November 9, 2007, November 9, 2008 and November 9, 2009.

  (16) These awards would be subject to immediate distribution upon Mr. Erikson’s retirement or otherwise leaving the Company pursuant to the terms of the grant agreement.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by the persons named in the Summary Compensation Table above on option exercises and stock award vesting during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Sheldon R. Erikson	759,170	13,889,295	-0-	-0-
Franklin Myers	182,490	4,267,868	-0-	-0-
Jack B. Moore	121,325	3,367,480	-0-	-0-
John D. Carne	84,864	2,533,617	-0-	-0-
William C. Lemmer	70,683	2,047,186	-0-	-0-

Pension Benefits Table

The following table discloses the years of credited service of, and the actuarial present value of the accumulated pension benefits as of December 31, 2006, as well as pension payments during the last fiscal year to each of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers under our qualified defined benefit (pension) plan and its accompanying unfunded excess defined benefit plan.

Name (a)	Plan name (b)	Number of years credited service (c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Sheldon R. Erikson	Retirement Plan	12	172,634	0
	Excess Defined Benefit Plan	12	951,503	0
Franklin Myers	Retirement Plan	11	105,250	0
	Excess Defined Benefit Plan	11	222,499	0
Jack B. Moore	Retirement Plan	7	91,058	0
	Excess Defined Benefit Plan	7	98,665	0
John D. Carne	Retirement Plan	4	50,840	0
	Excess Defined Benefit Plan	4	46,937	0
William C. Lemmer	Retirement Plan	7	99,593	0
	Excess Defined Benefit Plan	7	125,460	0

Assumptions:

•       Measurement Date: 12/31/2006

•       Interest Rate for Present Value: 5.75%

•       Interest Crediting Rate: 5.00%

•       Mortality (Pre Commencement): None

•       Mortality (Post Commencement): Not applicable  (account balance payable as a lump sum)

•       Withdrawal and disability rates:  None

•       Retirement rates: None prior to Age 65

•       Normal Retirement Age: Age 65

•       Accumulated benefit based on actual balances as of 12/31/2006

Methods:

•       Account balances as of the measurement date were projected with interest to normal retirement age (age 65) at the assumed interest crediting rate of 5.00% and discounted back to the measurement date at 5.75%. If the current age is 65 or greater, then account balances as of the measurement dates are shown. Grandfathered balances were not considered in determining values attributable to the Retirement Plan as they are only applicable for annuity forms of payment.

Benefits are computed using base salary, bonus and non-equity incentive plan compensation. Benefits provided under the retirement plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $200,000 in 2006). For employees with compensation in excess of $220,000, benefits are provided under the excess defined benefit plan in excess of the compensation limit under the IRS Code. In addition, benefits provided under the Retirement Plan may not exceed a benefit limit under the Internal Revenue Code (which was $175,000 payable as a single life annuity beginning at normal retirement age in 2006). The benefits under the retirement plan are based on a cash balance formula whereby the balance is increased each year by interest and salary credits. The salary credit is 3% of the executive’s annual compensation up to the Social Security Wage Base and 6% for compensation over the Wage Base, Interest credits are based on the change in the Consumer Price Index plus 2.50%.

If the participant continues to work with the Company until at least age 55 with 5 years of service, the account balances of both plans are payable immediately upon termination. If the participant terminates employment prior to attaining age 55, the benefit may not commence prior to age 55 and the account balances will grow with interest credits until commencement. The account balances are payable as a lump sum or an equivalent annuity once a participant meets eligibility for early retirement. Effectively, the annuity is actuarially reduced for early retirement. The benefit formula for early retirement is the same as the benefit formula for normal retirement. At year end 2006, Messrs. Erikson, Carne and Lemmer had attained eligibility for immediate retirement, but Messrs. Myers and Moore were not eligible for immediate retirement. The account balances are payable as a lump sum or an equivalent annuity once a participant meets eligibility for early retirement (age 55 with 5 years of service).

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, withdrawals or distributions and balances of each of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers under our unfunded non-qualified ERISA-excess defined contribution plan.

Name (a)	Executive Contributions in Last Fiscal Year(1) ($) (b)	Registrant Contributions in Last Fiscal Year(2) ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2006 ($) (f)
Sheldon R. Erikson	172,812	129,609	57,235	0	1,377,903
Franklin Myers	78,320	37,382	15,050	0	380,156
Jack B. Moore	30,047	13,521	11,185	0	259,982
John D. Carne	81,020	23,946	11,706	0	296,579
William C. Lemmer	125,040	28,134	22,209	0	554,684

(1)           The amounts set out in this column came from, and are included in, the following amounts for each named Executive Officer reported in the Salary and Non-Equity Incentive Plan Compensation columns and the one-time payment reported in the All Other Compensation Column of the Summary Compensation Table.

Name	Amount Reported ($)
Sheldon Erikson	$2,850,200
Franklin Myers	$924,200
Jack Moore	$797,416
John Carne	$696,200
William Lemmer	$650,200

(2)           Portions of these amounts were reported in the All Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change In Control

As discussed in the Compensation Discussion and Analysis, we have an employment contract with Mr. Myers, change in control agreements with Messrs. Moore, Carne and Lemmer, and an Executive Severance Policy under which all of the Named Executive Officers other than Mr. Myers would be entitled to benefits if they are terminated by the Company for reasons other than cause, death, disability or retirement.

Payments Under Executive Severance Plan

Name	Salary Continuation ($)	Benefits Continuation ($)	Total ($)
Sheldon R. Erikson	1,025,000	15,786	1,040,786
Jack B. Moore	450,000	8,912	458,912
John D. Carne	350,000	8,644	358,644
William C. Lemmer	360,000	2,117	362,117

Payments Under Employment Contract

The employment contract with Mr. Myers will continue until he resigns, retires, reaches age 65, is terminated, becomes disabled or dies. The agreement provides that he will receive an annual salary of not less than his current salary, which is $450,000, and a bonus as provided under the Company’s MICP or any other bonus plan adopted by the Board of Directors for executive officers; participate in the Company’s long-term incentive plan; and be eligible to participate in the Company’s defined benefit and defined contribution plans and any other plans generally available to employees of the Company during his employment.

If Mr. Myers terminates due to death, retirement, disability or without “Good Reason”, as defined below, or is terminated by the Company for “cause”, as defined below, no salary or other benefits are payable under the agreement. If, however termination occurs as a result of discharge by the Company without cause or resignation with good reason, Mr. Myers is entitled to two times his base salary and the highest of: the maximum bonus award that he could earn during the current year, the highest bonus he received during any of the three preceding years, or 120% of his annual base salary as of the termination date. He is also entitled to two years of continued benefits and perquisites, including use of Company aircraft at the Company’s incremental cost, subject to specified limits, and club membership dues, and to certain other payments relating to benefit plans applicable to all employees. “Good Reason” for termination includes any of the following events which occur without his consent: a change in status, title(s) or position(s) as an officer of the Company that is not a promotion; a reduction in base salary; termination of participation in an ongoing compensation plan; relocation; failure of a successor of the Company to assume the agreement; termination by the Company other than for cause; prohibition from engaging in outside activities permitted by the agreement; or any continuing material default by the Company in the performance of its obligations under the agreement. “Cause” means conviction of a felony-grade crime involving moral turpitude or willful failure to perform substantially his duties, or engaging in business in direct competition with the Company.

Name	Salary Continuation	Bonus Continuation	Benefits Continuation	Total
Franklin Myers	$900,000	$1,080,000	$58,824	$2,038,824

This agreement also provides for certain benefits in the event of a change in control. Mr. Myers is entitled under the agreement to accelerated vesting of options granted under the Company’s long-term incentive plans and, in the event of a tender offer, to tender his shares of Common Stock to the Company, including those acquired by the exercise of stock options following an accelerated vesting, in proportion to the total number of shares actually tendered and at the tender offer price or fair market value of any exchange security. If he is discharged without cause or resigns for good reason in conjunction with, and within two years of, a change in control, he is, in lieu of his termination benefits summarized above, entitled to a severance package which includes a payout equal to three times his base salary, bonus and continued benefits and perquisites calculated in accordance with the same provisions as described above as well as three times his highest equity award received in the last five years. This agreement also provides that if any payments made to Mr. Myers would cause him to be subject to an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then the Company will pay him an excise tax premium in a sufficient amount to make him whole with respect to any additional tax that would not have been payable but for the excise tax provision. A “change in control” of the Company will occur for purposes of this agreement if (i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; (ii) the current members of the Board, or subsequent members approved  by two-thirds of the current members, no longer comprise a majority of the Board; (iii) the Company is merged or consolidated with another corporation or entity and the Company’s stockholders own less than 80% of the outstanding voting securities of the surviving or resulting corporation or entity; (iv) the Company is merged or consolidated with another corporation or entity and the consideration paid is part or all cash equivalent in value to 30% or more of the outstanding voting securities of the Company; (v) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Company’s voting securities; or (vi) there has been a disposition of all or substantially all of the Company’s assets.

Our other Named Executive Officers, other than Mr. Erikson, are entitled to similar payments upon a change in control. See “Executive Compensation — Compensation Discussion and Analysis — Employment, Severance and Change in Control Arrangements” on page 23 of this Proxy Statement and the “Payments Upon Change in Control” below for more information.

Payments Upon Change In Control

The following table sets out the payments that would be made in the event any of the Named Executive Officers were terminated as a result of a change in control of the Company for reasons other than cause, death, disability or retirement or if the officer terminated for “good reason”.

		Accelerated Vesting of Outstanding Awards
Name	Cash Severance Payment	Stock Options (1) ($)	Restricted Stock Units (2) ($)	Restricted Cash (3) ($)	Excise Tax Gross- Up Payment ($)	Total ($)
Sheldon R. Erikson	-0-	-0-	-0-	-0-	-0-	-0-
Franklin Myers	7,496,732	3,308,139	645,725	342,000	2,923,988	14,716,584
Jack B. Moore	7,357,147	1,640,199	538,139	237,971	3,233,145	13,006,601
John D. Carne	5,946,673	1,361,249	461,217	198,000	2,830,653	10,797,792
William C. Lemmer	4,851,084	1,217,422	416,443	225,000	1,828,430	8,538,379

(1)           Intrinsic value of unvested options based on 12/29/06 closing share price.

(2)           Face value of unvested restricted stock units, based on 12/29/06 closing share price.

(3)           Value of unpaid restricted cash. These performance-based awards were earned in 2005, and are payable in equal annual installments for three years beginning in 2006.

Assumptions:

1.                 Change in control assumed to have occurred on 12/31/06.

2.                 All executives terminated on change in control date.

3.                 Share price on date of change in control equal to 12/29/06 closing price of $53.05.

4.                 Base amount calculations based on taxable income for years 2001 - 2005 and annualized for the year in which executive commenced employment or was first subject to US income tax.

5.                 All executives subject to maximum federal (35%), Medicare (1.45%) and excise taxes (20%) for a total effective tax rate of 56.45%.

6.                 All unvested stock options and RSUs vested upon change in control.

7.                 All unpaid restricted cash paid out upon change in control.

8.                 Parachute value attributable to unvested stock options for calculation of excise tax gross-up calculated using a Black-Scholes model with following inputs:

(a)          actual exercise price of each option

(b)         year-end closing price of $53.05 per share

(c)          volatility of 30.3% (used for option grants made in November 2006)

(d)         expected term of 2.3 years (used for option grants made in November 2006)

(e)          risk-free rate of 4.6% (used for option grants made in November 2006)

9.                 Any bonuses paid for 2006 performance are considered to have been earned for services rendered, and not considered parachute payments for calculation of an excise tax gross-up.

In the event of a change in control that did not result in termination, executive officers, including the Named Executive Officers would be entitled to accelerated vesting of stock options, restricted stock units and restricted cash. The value of this acceleration would be $12,119,715 for Mr. Erikson, $4,295,864 for Mr. Myers, $2,416,309 for Mr. Moore, $2,020,466 for Mr. Carne, and $1,858,865 for Mr. Lemmer. With the exception of Mr. Erikson, these are the same amounts as those shown under “Accelerated Vesting of Outstanding Awards” in the table above. The definition of change in control for Mr. Myers is in his employment contract, for Messrs. Moore, Carne and Lemmer it is in their change in control agreement, and for Mr. Erikson it is in his grant agreements, and is the same as the definition of change in control found in Mr. Myers’ employment contract except that a change in control resulting from a merger or consolidation as defined in part (iii) of the definition does not occur unless the Company’s stockholders own less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2007 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on these reviews and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this, the Company’s Proxy Statement.

Compensation Committee,
Peter J. Fluor
Nathan M. Avery
C. Baker Cunningham

AUDIT-RELATED MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of three directors, independent and otherwise qualified, as required by the New York Stock Exchange, and operates under a written charter approved by the Board of Directors. Its Charter is available for review on our website.

Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent registered public accountants are responsible for: (1) performing an independent audit of the Company’s consolidated financial statements and expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted auditing standards, (2) reviewing management’s assessment as to the effectiveness of internal control over financial reporting and expressing an opinion thereon and (3) offering their opinion as to the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting and reporting practices and to reliability of the financial reports of the Company. The functions of the Audit Committee are focused primarily on four areas:

•       The quality and integrity of the Company’s financial statements,

•       The scope and adequacy of the Company’s internal controls and financial reporting processes,

•       The independence and performance of the Company’s internal auditors and of the independent registered public accountants, and

•       The Company’s compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company.

The principal functions of the Audit Committee include:

•       Selecting the independent registered public accountants, and approving the scope, timing and fees of the annual audit as well as approving, in advance, any non-audit services to be provided by the independent registered public accountants;

•       Reviewing the scope and adequacy of the internal audit function, plans and significant findings;

•       Meeting with management and with the independent registered public accountants to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company’s financial and auditing personnel and resources;

•       Meeting with management and the internal auditors and independent registered public accountants to review the Company’s internal controls, including computerized information systems controls and security;

•       Reviewing the Company’s financial statements and earnings releases prior to filing;

•       Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements;

•       Meeting with management to review compliance policies and programs, including the Company’s Standards of Conduct Policy and the Code of Ethics for Management Personnel, Including Senior Financial Officers; and

•       Conferring independently with the internal auditors and the independent registered public accountants in carrying out these functions.

To be in a position to accept the Company’s 2006 consolidated financial statements, the Audit Committee took a number of steps:

•       The Audit Committee approved the scope of the Company’s internal and independent audits;

•       The Audit Committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•       The Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, and received management’s representation that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•       The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, estimates and financial statements and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States; and

•       The Audit Committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussions with management, the director of internal audit and Ernst & Young LLP, and the Committee’s review of the representations of management and reports of Ernst & Young LLP to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE,
Michael E. Patrick, Chairman
David Ross III
Bruce W. Wilkinson

Audit Committee Financial Experts

Our Board has determined that all three of the members of our Audit Committee, Messrs. Patrick, Ross and Wilkinson, are “audit committee financial experts” as that term is used in SEC regulations.

Principal Accounting Firm Fees

The following table sets forth the U.S. dollar equivalent fees billed or to be billed by the Company’s principal accounting firm, Ernst & Young LLP, for services rendered for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
	2006 ($)	2005 ($)
Audit Fees	3,456,800	2,946,600
Audit-Related Fees:
Due diligence services	266,200	4,900
Benefit plan audits	39,600	34,100
Accounting consultations	37,100	34,400
Other	1,000	6,300
	343,900	79,700
Tax Fees:
Tax compliance, consulting and advisory services	202,400	112,100
All Other Fees:
Other permitted advisory services	1,000	—
Total	4,004,100	$ 3,138,400

The Audit Committee performs an annual review and approves the scope of services and proposed fees of the Company’s principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the Chairman of the Audit Committee and will be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm’s independence.

Pre-approval Policies and Procedures

An Audit Committee policy requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accountant. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accountant is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any such decisions to the Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 28, 2007, unless otherwise noted, the number of shares of Common Stock beneficially owned (as defined by the Securities and Exchange Commission) by each current director and nominee for director, by each executive officer named in the Summary Compensation

Table included herein who is not also a director, and by all directors, director nominees, and executive officers as a group.

Directors	Number of Shares of Common Stock Owned		Number of Shares That May Be Acquired By Options Exercisable Within 60 Days (1)	Percent of Class
Nathan M. Avery	8,000		0	*
C. Baker Cunningham	35,092		24,000	*
Peter J. Fluor	8,000		12,000	*
Sheldon R. Erikson	1,357,845	(2)	547,008	1.7
Michael E. Patrick	14,400		24,000	*
David Ross III	32,000		0	*
Bruce W. Wilkinson	12,000		48,000	*
Executive Officers Named in the Summary Compensation Table Other Than Those Listed Above:
Franklin Myers	126,732		141,408	*
Jack B. Moore	59,364	(2)	15,342	*
John Carne	22,558	(2)	77,279	*
William C. Lemmer	37,741	(2)	24,193	*
All directors and executive officers as a group (17 persons including those named above)	1,827,305		1,043,091	2.5

*                     Indicates ownership of less than one percent of Common Stock outstanding.

(1)           As defined by the SEC, securities beneficially owned include securities that the above persons have the right to acquire at any time within 60 days after February 28, 2007.

(2)           Includes shares held in the Company’s Retirement Savings Plan as of December 31, 2006.

Stockholder Return Performance Graphs

Five-Year Graph

The line graph below shows the cumulative total stockholder return on the Company’s Common Stock from December 31, 2001 to December 31, 2006, and compares it, over the same period of time, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the weighted-average (based on stock market capitalization) cumulative total return of a Peer Group selected by the Company. The Peer Group includes the same companies as the peer group for the three preceding years: Baker Hughes Incorporated, BJ Services Company, Halliburton Company, Schlumberger Limited, Smith International, Inc. and Weatherford International, Inc. In each case, cumulative total return is calculated assuming a fixed investment of $100 on December 31, 2001, and the returns on the graph represent the value that each of these investments would have had at the end of each year shown.

	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2006
Cameron*	100.00	123.44	115.46	133.33	205.15	262.88
S&P 500	100.00	78.03	100.16	110.92	116.28	134.43
Peer Group +	100.00	94.12	112.49	148.97	221.25	259.36

*                    Cameron prices adjusted to reflect 2-for-1 stock split in December 2005.

+                Peer Group comprises Baker Hughes, BJ Services, Halliburton, Schlumberger, Smith and Weatherford.

Life of Company Graph

The line graph below shows the cumulative total stockholder return on the Company’s Common Stock from July 5, 1995, when trading in the Company’s Common Stock commenced following the Company becoming an independent, publicly traded entity, to December 31, 2006, and compares it, over the same period of time, with the cumulative total returns of the same two indices used for the Five-Year Graph, calculated in the same manner and representing the value that each of these investments would have had at the end of each year shown.

	July 5, 1995	Dec. 31, 1995	Dec. 31, 1996	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2006
Cameron*	100.00	176.40	380.12	606.21	243.48	486.34	656.52	401.09	495.11	463.11	534.76	822.85	1,054.40
S&P 500	100.00	113.90	139.73	185.99	238.69	288.54	262.48	231.38	180.55	231.75	256.64	269.04	311.04
Peer Group+	100.00	121.85	176.54	280.38	154.37	218.91	303.17	208.71	186.00	233.73	304.45	451.62	539.21

*                     Cameron prices adjusted to reflect 2-for-1 stock splits in June 1997 and December 2005.

+                  Peer Group comprises Baker Hughes, BJ Services, Halliburton, Schlumberger, Smith and Weatherford.

OTHER BUSINESS

The Board does not know of any business that will properly come before the Meeting other than that described above. If any other business should properly come before the Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table lists the stockholders known by the Company to have been the beneficial owners of more than five percent of the Common Stock outstanding and entitled to be voted at the Meeting as of December 31, 2006:

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Common Stock
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	7,843,816	7.0
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	6,927,186	6.23

(1)           According to a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) as of December 31, 2006, Price Associates had sole voting power over 1,635,150 shares of Common Stock and sole dispositive power over 7,843,816 shares of Common Stock. These securities are owned by various individual and institutional investors. Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)           According to a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) by FMR Corp., as of December 31, 2006, Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,784,586 shares or 6.102% of Common Stock. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 6,784,586 shares owned by the Funds, but neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 99,100 shares or 0.089% of Common Stock. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 42,500 shares or 0.039% of the outstanding Common Stock, as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 43,500 shares and sole power to vote or to direct the voting of 43,500 shares of Common Stock owned by the institutional account(s).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires directors and executive officers of the Company, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2006, its directors, executive officers and stockholders with holdings greater than ten percent complied with all applicable filing requirements, with the exception of the following: a Form 3, Initial

Statement of Ownership of Securities, that was due on December 26, 2006, was filed on behalf of Lorne E. Phillips with the SEC on December 27, 2006

Stockholder Proposals and Nominations for the 2008 Annual Meeting

In order for a stockholder to be eligible to submit a proposal or nomination to the 2008 Annual Meeting, the stockholder must be a stockholder of record both when submitting the proposal or nomination and on the record date.

If a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2008 proxy material, the notice must be in proper form and received at the Company’s corporate headquarters on or before November 26, 2007. If a stockholder wishes to submit a proposal at the 2008 annual meeting (but not seek inclusion of the proposal in the Company’s proxy material), the notice must be in proper form and received at the Company’s corporate headquarters between February 8 and March 10, 2008.

To be in proper written form, a stockholder’s notice of a proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If a stockholder wishes to submit a director nomination to the Nominating and Governance Committee for consideration as a Company director nominee, the stockholder should follow the procedures set out in “Corporate Governance Board of Directors Matters — Director Selection Process,” on pages 11-12 of this Proxy Statement. If a stockholder wishes to submit a director nomination to the stockholders in opposition to the Company director nominees for inclusion in the Company’s 2008 proxy material, the notice must be in proper form and received at the Company’s corporate headquarters on or before November 26, 2007. If a stockholder wishes to submit such a nomination at the 2008 annual meeting (but not seek inclusion of the proposal in the Company’s proxy material), the notice must be in proper form and be received between February 8 and March 10, 2008.

To be in proper written form, a stockholder’s notice of a director nomination must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

SOLICITATION OF PROXIES

The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of Common Stock. In addition, solicitation of proxies may be made by directors, officers or employees of the Company. The cost of soliciting proxies and related services will be borne by the Company.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-513-3300. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at 1-800-542-1061 or by writing to ADP, Householding Department, at the return address noted on your voter instruction card. If you revoke your consent you will be removed from the “householding” program within 30 days of ADP’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON
FORM 10-K

We are mailing our 2006 Annual Report to Stockholders with this Proxy Statement. Additional copies of Cameron’s Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2006, are available without charge from our Investor Relations Department, 1333 West Loop South, Suite 1700, Houston, Texas 77027, 713-513-3300. Our SEC filings, including our 2006 Annual Report on Form 10-K, are available online, at no charge, at www.c-a-m.com, Investor Relations, SEC filings, or through the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary

	000004			000000000.000000 ext		000000000.000000 ext
	MR A SAMPLE			000000000.000000 ext		000000000.000000 ext
	DESIGNATION (IF ANY)			000000000.000000 ext		000000000.000000 ext
	ADD 1			Electronic Voting Instructions
	ADD 2 ADD 3			You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
ADD 4 ADD 5 ADD 6

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		X

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold		For		Withhold

01 - Michael E. Patrick	☐	☐	02 - Bruce W. Wilkinson	☐		☐

			For	Against	Abstain

2. Ratification of the Appointment of Independent Registered Public Accountants for 2007.			☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.				Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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	C 1234567890 J N T 2 1 B V 0 1 2 9 7 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00P8CB

Cameron International Corporation

Annual Meeting of Stockholders

10:00 a.m.

May 9, 2007

Cameron

1333 West Loop South, Suite 1700

Houston, Texas

Agenda

• Call to order

• Introduction of Directors and Officers

• Election of Directors

• Ratification of the Appointment of Independent Registered Public Accountants for 2007

• General Question and Answer Period

This is your proxy. Your vote is important. It is also important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Cameron International Corporation

Proxy for Annual Meeting of Stockholders

Solicited on Behalf of the Board of Directors — May 9, 2007

The undersigned stockholder(s) of Cameron International Corporation (“Cameron”) appoints each of Sheldon R. Erikson and William C. Lemmer proxy, with full power of substitution, to vote all shares of stock which the stockholder(s) would be entitled to vote if present at the Annual Meeting of Stockholders of Cameron on Wednesday, May 9, 2007 at 10:00 a.m. at the Cameron corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, and at any adjournments thereof, with all powers the stockholder(s) would possess if present. The stockholder(s) hereby revokes any and all proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED:  FOR THE NOMINEES FOR DIRECTOR (MICHAEL E. PATRICK AND BRUCE W. WILKINSON); FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007; AND IN THE DISCRETION OF THE PROXY ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes voting instructions for any shares held for the stockholder in the Cameron Retirement Savings Plan and Cameron sponsored Individual Account Retirement Plans, as described in the Notice of Meeting and Proxy Statement.

(Please sign and date on the reverse side)